Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To:	David Lyons
Investors Bank & Trust Company

From:	Judith Lyden

cc:	Matthew Dunlap, IBT
Tara Grealis, IBT

Date:	April 25, 2006

Re:	GMO Trust - Item 77 Attachments - Form N-SAR
For Period October September 1, 2005 - February 28, 2006

Item 7

As a reminder to update on your report under item #7:
•	Effective December 15, 2005, a new series of GMO Trust became effective:
GMO Short-Duration Collateral Share Fund
•	Effective April 1, 2006: The fund GMO Strategic Balanced Allocation Fund changed its name to: GMO Strategic Opportunities Allocation Fund
•	Effective March 2, 2006, a new series of the GMO Trust became effective: GMO Inflation Indexed Plus Bond Fund
•	Effective March 2, 2006, a new series of the GMO Trust became effective: GMO International Opportunities Equity Allocation Fund
•	Effective March 2, 2006, a new series of the GMO Trust became effective: GMO Strategic Fixed Income Fund

Item 77D: Policies with respect to security investments

GMO Strategic Balanced Allocation Fund
In connection with the Fund’s name change, the third paragraph of the Fund’s “Principal investment strategies” (on page 78 of the Prospectus) is amended and restated as follows:
“Based on the Manager’s assessment of the global market-place, asset class valuations, and the forecasted value-added for the underlying Funds, the particular underlying Funds in which the Fund invests and the percentage of the Fund’s assets invested in each changes from time to time. The Manager shifts investments in the underlying Funds in response to changes in its investment outlook and market valuations, and to accommodate cash flows.”

Item 77E: Legal Proceedings

Series 15 - GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute. The amount of restricted assets is small relative to the size of the Fund, representing approximately 0.05% of the Fund’s total assets as of August 31, 2005. The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 - GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund. The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio. All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche. Registrant considers this litigation routine litigation incidental to its business.

Item 77I: Terms of new or amended securities

•	GMO Alpha Only Fund added a new class of fund shares, Class IV, effective 03/02/06
•	GMO International Core Equity Fund a new class of fund shares, Class VI, effective 03/27/06

Item 77Q1: Exhibits

Attached are copies of the following Amendments to the GMO Trust - Declaration of Trust:
•	Amendment No. 27: to establish a new series of GMO Trust, GMO Short-Duration Collateral Share Fund, effective December 15, 2005
•
Amendment No. 28: to establish three new series of GMO Trust, GMO Inflation Indexed Plus Bond Fund, GMO International Opportunities Equity Allocation Fund and GMO Strategic Fixed Income Fund, effective March 2, 2006

•	Amendment No. 29: to change the name of GMO Strategic Balanced Allocation Fund to GMO Strategic Opportunities Allocation Fund, effective April 1, 2006

(b) Attached is a copy of each of our most recent Supplements dated March 3, 2006 and March 15, 2006 to the GMO Trust Prospectus and SAI, dated June 30, 2005

(e) Attached are copies of the following investment advisory contracts with Grantham Mayo Van Otterloo & Co LLC that were approved on March 1, 2006:
•	GMO Trust on behalf of GMO Inflation Indexed Plus Bond Fund
•	GMO Trust on behalf of GMO International Opportunities Equity Allocation Fund
•	GMO Trust on behalf of GMO Strategic Fixed Income Fund

Item 81: Joint Fidelity Bond
•	Yes